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                                                                   Exhibit 2(12)

                            FORM OF OPTION AGREEMENT


         THIS AGREEMENT made as of the   th day of                   ,1998
                                      --          -----------------


BETWEEN:

                            , an individual resident in California (the
         -------------------
        "Executive")

                                     - and -

         DYNAMIC DIGITAL DEPTH INC. (FORMERLY XENOTECH INC.), a body corporate, having its registered office in the City of Calgary, in the Province of Alberta (the "Corporation")



                DIRECTORS' AND MANAGEMENT STOCK OPTION AGREEMENT



WHEREAS:

A. the Corporation is incorporated under the laws of the Province of Alberta, having an authorized capital consisting of an unlimited number of Common Shares and an unlimited number of Preferred Shares, all without nominal or par value; and

B. the Board of Directors have agreed to grant unto the Executive an option to purchase an aggregate of____________(________) Common Shares without par value of its authorized unissued share capital in consideration of the Executive's ongoing services and contributions to the Corporation; and

C. the granting of such option to the Executive was authorized by the Board of Directors of the Corporation effective ____________, 1998;


NOW, THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants hereinafter set forth, and for other valuable consideration, the Parties have agreed as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1 In this Agreement the following terms shall have the following meanings:

         (a)      "Board" means the Board of Directors of the Corporation.

         (b) "Corporation" means Dynamic Digital Depth Inc. and any successor or continuing corporation resulting from any form of corporate reorganization.

         (c) "Option Shares" means the Shares the Executive is entitled to purchase under a Share Option.


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         (d)      "Parties" means the Executive and the Corporation,
                  collectively.

         (e) "Share Option" means an option to purchase treasury shares granted to the Executive pursuant to this Agreement, and includes any portion of that option.

         (f) "Share Option Agreement" means this Agreement and any novations thereof.

         (g)      "Expiration Date" means
                                          -----------------------------------.

         (h) "Option Date" in respect of the Share Option means the date of this Agreement.

         (i) "Option Price" means the price per share for each portion of the Share Option set forth in Clause 2.1 hereof.

         (j) "Share" means a Common Share of the Corporation as constituted at the date hereof.

         (k) "Treasury Share" means a theretofore unissued Share which is purchased directly from the Corporation by or for the account of the Executive.

         (l) "Market Price" means the price at which the Shares are being offered for upon the Exchange.

         (m) "Option Period" means the period commencing upon the Option Date and expiring upon the Expiration Date.

         (n) "Exchange" means the stock exchanges upon which the Corporation may be listed upon during the Option Period.

1.2 In this Agreement, the masculine gender shall include the feminine gender and the singular shall include the plural and vice versa wherever the context requires.


                                   ARTICLE II
                                  SHARE OPTION

2.1 Subject to the Executive receiving a USA work visa, and subject to the terms and conditions hereinafter set out, the Corporation hereby grants to the Executive, an irrevocable option to purchase
         (            ) Shares of the Corporation at a price of CDN $       per
         Share which may be exercised on the following basis:


2.2 At 4:30 p.m., Calgary time, on the Expiration Date, the Share Option shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Option Shares in respect of which the Share Option hereby granted has not then been exercised.

                                       2


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                                   ARTICLE III
                       CURRENCY DURING TERM OF EMPLOYMENT

3.1 If subsequent to the Option Date and prior to the Expiration Date, the Executive's position as a director, an officer, a consultant to the Corporation and/or the Corporation's subsidiary, or as an employee of the Corporation and/or the Corporation's subsidiary, as the case may be, is terminated by reason of the death or disability of the Executive, the Share Option may be exercised during the period expiring the earlier of the Expiration Date or one year after such date of death or the date of termination of his employment by reason of disability. In the event of the Executive's death or disability, the rights of the Executive under the Share Option may be exercised by the person or persons to whom the Executive's rights under the Share Option shall pass by will or applicable law or, if no such person has such right, by the Executive's executors or administrators, subject to the time limitations as aforesaid.

3.2 If subsequent to the Option Date and prior to the Expiration Date, the Executive's position as a director, an officer, a consultant to the Corporation and/or the Corporation's subsidiary, or an employee of the Corporation and/or the Corporation's subsidiary, as the case may be, is terminated for any reason other than the death or disability of the Executive, the Share Option may be exercised during the ninety (90) day period following the date on which the Executive's position is terminated, and upon the expiry of such ninety (90) day period, the Share Option shall expire.

                                   ARTICLE IV
                                 MATERIAL CHANGE

4.1 In the event that, prior to the Expiration Date or exercise in full of the Share Option, the outstanding share capital of the Corporation shall be subdivided or consolidated into a greater or lesser number of Shares, or, in the event of the payment of a stock dividend by the Corporation, or in the event that all of the shareholders of the Corporation are granted the right to purchase additional Shares of the Corporation, the number and price of Option Shares remaining subject to the Share Option hereunder shall be increased or reduced accordingly, as the case may be.

4.2 If, prior to the Expiration Date or exercise in full of the Share Option granted hereby, the Corporation shall, at any time arrange with or merge into another corporation, the Executive will thereafter receive, upon the exercise of the Share Option, the securities or properties to which a holder of the number of shares then deliverable upon the exercise of the Share Option would have been entitled upon such arrangement or merger, and the Corporation will take steps in connection with such arrangement or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable, in relation to any securities or property thereafter deliverable upon the exercise of the Option granted hereby. A sale of all or substantially all of the assets of the Corporation for consideration, (apart from the assumption of obligations), consisting primarily of securities shall be deemed to be an arrangement or merger for the foregoing purposes.

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                                    ARTICLE V
                           ADJUSTMENT FOR RIGHTS ISSUE

5.1      If, subsequent to the Option Date and prior to the Expiration Date,

         (a) Shares are offered pro rata for subscription by the shareholders of the Corporation, generally by way of a rights issue; and

         (b) the price at which each Share is so offered is less than the Market Price in force on the date of public announcement of the right issue,

         the subscription price applicable to each Share then comprised in the Option Period shall be reduced by the value of the theoretical rights entitlement per cum rights share and that theoretical rights entitlement per cum rights share shall be taken to have a value calculated by applying the formula:

                  P-(S+D)
                  ------
                    N+1

         where:

         P = the weighted average price of fully paid Shares sold in the ordinary course of trading on the Exchange during the five business days after public announcement of the rights issue;

         S = the aggregate amount per share payable for each new share under the rights issue;

         D = any dividends due but not yet paid on existing Shares which will not be payable in respect of new Shares issued under the rights issue; and

         N = the number of cum rights Shares required to be held to receive a right to one new Share under the rights issue.


                                   ARTICLE VI
                           ADJUSTMENT FOR BONDS ISSUE

6.1      ADDITIONAL SHARES


         If, during the Option Period, Shares are issued pro rata to the shareholders of the Corporation generally by way of bonus issue involving capitalization of reserves or distributable profits, the Executive shall be entitled, upon later exercise of the Share Option Period as to some or all of the Shares comprised in it, to receive in addition to the Option Shares an allotment of so many additional shares as would have been issued to a shareholder of the Corporation who, on the date for determining entitlements under the bonus issue, held Shares equal in number to the Option Shares.

                                       4


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6.2      USE OF SHARE PREMIUM RESERVE

         The Corporation's Share Premium reserve shall be applied in paying up any such additional Shares at the time of allotment of them.

                                   ARTICLE VII
                         RESERVATION OF TREASURY SHARES

7.1 The Corporation shall at all times during the term of this Agreement, reserve and keep available a sufficient number of Treasury Shares to satisfy the requirements hereof.


                                  ARTICLE VIII
                            RESTRICTION ON ASSIGNMENT

8.1 The Share Option granted hereby is, insofar as the Executive is concerned, personal and non-assignable and neither this Agreement nor any rights in regard thereto shall be transferable or assignable except upon the death of the Executive pursuant to Clause 3.1 hereof.


                                   ARTICLE IX
                          EXERCISE OF THE SHARE OPTION

9.1 The Share Option may be exercised by the Executive in accordance with the provisions hereof in whole or in part, from time to time, by delivery of written notice of such exercise and by tendering the payment therefor in cash or by certified cheque to the Corporation at its principal and registered office in the City of Calgary, in the Province of Alberta. Such notice shall state the number of the Option Shares with respect to which the Share Option is then being exercised. The Share Option shall be deemed for all purposes to have been exercised to the extent stated in such notice upon delivery of the notice and a tender of payment in full, notwithstanding any delay in the issuance and delivery of the certificates for the Shares so purchased.


                                   ARTICLE X
                 RIGHTS OF THE EXECUTIVE PRIOR TO EXERCISE DATE

10.1 The Share Option herein granted shall not entitle the Executive to any rights whatsoever as a shareholder of the Corporation with respect to any Shares subject to the Share Option until it has been exercised in accordance with Clause 9.1 and Option Shares have been issued as fully paid and non-assessable.


                                   ARTICLE XI
                               FURTHER ASSURANCES

11.1 The Parties covenant that they shall and will from time to time and at all times hereafter do and perform all such acts and things and execute all such additional documents as may be required to give effect to the terms and intention of this Agreement.

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                                   ARTICLE XII
                                 INTERPRETATION

12.1 It is understood and agreed by the Parties that questions may arise as to the interpretation, construction or enforcement of this Agreement and the parties are desirous of having the Board determine any such question of interpretation, construction or enforcement. It is therefore understood and agreed by and between the Parties that any question arising under the terms of this Agreement as to interpretation, construction or enforcement shall be referred to the Board and their majority decision shall be final and binding on both of the Parties.


                                  ARTICLE XIII
                                ENTIRE AGREEMENT

13.1 This Agreement supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the subject matter hereof and represents the entire agreement between the parties relating to the subject matter hereof.


                                   ARTICLE XIV
                                    ENUREMENT

14.1 Subject to the other provisions hereof, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

14.2 This Agreement shall continue to constitute a binding obligation of the Corporation notwithstanding any change of control of its voting securities during the term hereof.


IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.



SIGNED, SEALED AND DELIVERED        )
in the presence of:                 )
                                    )
                                    )
                                    )        ---------
-------------------------------
Witness                        )


                                         DYNAMIC DIGITAL DEPTH INC.


                                  Per:
                                      ------

                                  Per:
                                      ------

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